Exhibit 99.1

NEWS RELEASE	C2012-10

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST

DST Contacts:
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer

Media:
Matthew Sherman / Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investors:
Art Crozier / Jennifer Shotwell / Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

FOR IMMEDIATE RELEASE — August 1, 2012

DST SYSTEMS APPOINTS PRESIDENT AND COO STEPHEN C. HOOLEY TO

BOARD OF DIRECTORS

Kansas City, Mo., August 1, 2012 — DST Systems, Inc. (NYSE: DST) today announced that the Company’s Board of Directors has appointed to the Board Stephen C. Hooley, President and Chief Operating Officer of DST, effective immediately.  Mr. Hooley will stand for election at the Company’s 2013 Annual Meeting of Shareholders.  With the addition of Mr. Hooley, there are nine Board members, seven of whom are independent.

“We are pleased to appoint Steve to the DST Board and look forward to working closely with him in this new role,” said Robert T. Jackson, Lead Independent Director for the DST Board.  “Steve’s appointment reflects recognition by our Board of the importance of his contributions and the Board’s desire to maintain a strong relationship with DST management.  His knowledge of our company and industry will be a valuable asset as we continue to execute on our strategy and work to enhance value for all DST shareholders.”

About Mr. Hooley

Stephen C. Hooley has served as the Company’s President and Chief Operating Officer since 2009.  Mr. Hooley’s responsibilities include Shareowner Accounting and Retirement Solutions, Automated Work Distributor products, DST Brokerage Solutions, information systems, product sales and marketing, data centers and human resources. Mr. Hooley served from 2004 through mid-2009 as President and Chief Executive Officer of Boston Financial Data Services, Inc., DST’s 50/50 joint venture with State Street Corporation.  Mr. Hooley is currently a member of the Board and a non-executive officer of Boston Financial.  Since May 2007, he has served as Chief Executive Officer of International Financial Data Services Limited Partnership, another 50/50 joint venture with State Street.  Mr. Hooley serves in other roles in joint ventures of DST and State Street.

About DST Systems, Inc.

DST Systems, Inc. provides sophisticated information processing and computer software services and products that help clients improve productivity, increase efficiency, and provide higher levels of customer service.  For more information, please visit the Company’s website at www.dstsystems.com.